Exhibit 10.5

CONVERTIBLE DEBENTURE PURCHASE AGREEMENT

Between

NEXT GENERATION MEDIA CORP.

and

KNOX GAS, LLC

and

FORGE, LLC

CONVERTIBLE DEBENTURE AGREEMENT dated as of July 23, 2010 (the “Agreement”), between Forge, LLC (the “Investor”), and Next Generation Media Corp., a corporation organized and existing under the laws of the State of Nevada (the “Company”) and Knox Gas, LLC, a Kentucky limited liability company (“Knox” and with the Company, the “Borrowers”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Borrowers shall issue and sell to the Investor, and the Investor shall purchase a $150,000  principal amount of Convertible Debenture (as defined below); and

WHEREAS, such investment will be made in reliance upon the provisions of Section 4(2) (“Section 4(2)”) and/or 4(6) of the United States Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D (“Regulation D”) and the other rules and regulations promulgated thereunder, and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in securities to be made hereunder.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Certain Definitions

Section 1.1.  “Capital Shares”   shall mean the Common Stock and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company.

Section 1.2. “Capital Shares Equivalents”  shall mean any securities, rights, or obligations that are convertible into or exchangeable for or give any right to subscribe for any Capital Shares of the Company or any warrants, options or other rights to subscribe for or purchase Capital Shares or any such convertible or exchangeable securities.

Section 1.3. “Closing”  shall mean the closing of the purchase and sale of the Convertible Debenture pursuant to Section 2.1.

Section 1.4. “Closing Date”  shall mean the date on which all conditions to the Closing have been satisfied (as defined in Section 2.1 (b) hereto) and the Closing shall have occurred.

Section 1.5. “Common Stock”  shall mean the Company’s common stock, $0.01 par value per share.

Section 1.6. “Conversion Shares”  shall mean the shares of Common Stock issuable upon conversion of the Convertible Debenture.

Section 1.7. “Convertible Debenture(s)” shall mean the 18% Secured Convertible Debenture(s) due 12 months from its date of issuance, in the form of Exhibit A hereto.

Section 1.8. “Damages”  shall mean any loss, claim, damage, judgment, penalty, deficiency, liability, costs and expenses (including, without limitation, reasonable attorney’s fees and disbursements and reasonable costs and expenses of expert witnesses and investigation).

Section 1.9. “Exchange Act”  shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 1.10. “Legend”  shall mean the legend set forth in Section 9.1.

Section 1.11. “Material Adverse Effect”  shall mean any effect on the business, operations, properties, prospects, stock price or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement or the Convertible Debenture, in any material respect.

Section 1.12.  “Outstanding”  when used with reference to shares of Common Stock or Capital Shares (collectively the “Shares”), shall mean, at any date as of which the number of such Shares is to be determined, all issued and outstanding Shares, and shall include all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that “Outstanding” shall not mean any such Shares then directly or indirectly owned or held by or for the account of the Company.

Section 1.13. “Person”  shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Section 1.14.  “Principal Market”  shall mean the American Stock Exchange, the Virginia Stock Exchange, the NASDAQ National Market, the NASDAQ Small-Cap Market or the OTC Bulletin Board, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

Section 1.15. “Purchase Price”  shall mean the sum of $150,000, in the aggregate.

Section 1.16. “Regulation D”  shall have the meaning set forth in the recitals of this Agreement.

Section 1.17. “SEC”  shall mean the Securities and Exchange Commission.

Section 1.18. “SEC Documents”   shall mean the Company’s latest Form 10-K as of the time in question, all Forms 10-Q and 8-K filed thereafter, and the Proxy Statement for its latest fiscal year as of the time in question.

Section 1.19. “Section 4(2)”  and “Section 4(6)” shall have the meanings set forth in the recitals of this Agreement.

Section 1.20. “Securities Act”  shall have the meaning set forth in the recitals of this Agreement.

Section 1.21. “Security Documents”  shall mean the Security Agreement in the form of Exhibit B hereto and all UCC-1 and similar financing statement required to perfect the Investor’s security interest executed by the Company or any of its direct or indirect Subsidiaries in favor of the Investor in connection therewith.

Section 1.22. “Shares”  shall have the meaning set forth in Section 1.15.

Section 1.23. “Trading Day”  shall mean any day during which the Principal Market shall be open for business.

ARTICLE II

Purchase and Sale of Convertible Debenture

Section 2.1. Investment.

(a) Upon the terms and subject to the conditions set forth herein, the Borrowers agree to sell, and the Investor agrees to purchase the $150,000 principal amount of Convertible Debenture at the Purchase Price on the Closing Date.  The Investor shall deliver to the Company immediately available funds the Purchase Price, and the Borrowers shall deliver the Convertible Debenture evidencing said principal sum to the Investor.

(b) The Closing is subject to the satisfaction or waiver by the party to be benefited thereby of the following conditions:

(i)	acceptance and execution by the Borrowers and by the Investor, of this Agreement and all exhibits hereto;

(ii)	delivery into to the Company by the Investor of immediately available funds equal to the Purchase Price;

(iii)	all representations and warranties of the Investor contained herein shall remain true and correct as of the Closing Date (as a condition to the Borrowers’ obligations);

(iv)	all representations and warranties of the Company contained herein shall remain true and correct as of the Closing Date (as a condition to the Investor’s obligations);

(v)	the Borrowers shall have obtained all permits and qualifications required by any state for the offer and sale of the Convertible Debenture, or shall have the availability of exemptions therefrom;

(vi)
the sale and issuance of the Convertible Debenture hereunder, and the proposed issuance by the Company to the Investor of the Common Stock underlying the Convertible Debenture upon the conversion or exercise thereof shall be legally permitted by all laws and regulations to which the Investor and the Company are subject and there shall be no ruling, judgment or writ of any court prohibiting the transactions contemplated by this Agreement;

(vii)	delivery of the applicable original fully executed Convertible Debenture to the Investor;

(viii)	delivery to the Investor of the Security Documents.

ARTICLE III

Representations and Warranties of Investor

The Investor, severally and not jointly, represents and warrants to the Borrowers that:

Section 3.1. Intent.  The Investor is entering into this Agreement for its own account and not with a view  to or for sale in connection with any distribution of the Common Stock. The Investor has no present arrangement (whether or not legally binding) at any time to sell the Convertible Debenture, or any Conversion Shares to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold such securities for any minimum or other specific term and reserves the right to dispose of the Conversion Shares at any time in accordance with federal and state securities laws applicable to such disposition.

Section 3.2. Sophisticated Investor.  The Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and Investor has such experience in business and financial matters that it  has the capacity to protect its own interests in connection with this transaction and is capable of evaluating the merits and risks of an investment in the Convertible Debenture and the underlying Common Stock. The Investor has been represented by counsel of its choice. The Investor acknowledges that an investment in the Convertible Debenture and the underlying Common Stock is speculative and involves a high degree of risk.

Section 3.3. Authority.  This Agreement and each agreement attached as an Exhibit hereto which is required to be executed by Investor has been duly authorized and validly executed and delivered by the Investor and is a valid and binding agreement of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 3.4. Not an Affiliate.  The Investor is not an officer, director or “affiliate” (as that term is defined in Rule 405 of the Securities Act) of the Company.

Section 3.5. Absence of Conflicts.  The execution and delivery of this Agreement and each agreement which is attached as an Exhibit hereto and executed by the Investor in connection herewith, and the consummation of the transactions contemplated hereby and thereby, and compliance with the requirements hereof and thereof by the Investor, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Investor or (a) violate any provision of any indenture, instrument or agreement to which Investor is a party or is subject, or by which Investor or any of its assets is bound; (b) conflict with or constitute a material default thereunder; (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by Investor to any third party; or (d) require the approval of any third-party (which has not been obtained) pursuant to any material contract, agreement, instrument, relationship or legal obligation to which Investor is subject or to which any of its assets, operations or management may be subject.

Section 3.6. Disclosure; Access to Information.  The Investor has received all documents, records, books and other information pertaining to Investor’s investment in the Company that have been requested by the Investor.

Section 3.7. Manner of Sale.  At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to the Investor that, except as set forth on the SEC Documents or on the Disclosure Schedule prepared by the Company and attached hereto:

Section 4.1. Organization of the Company.  The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Nevada and has all requisite corporate authority to own its properties and to carry on its business as now being conducted. The Company does not have any subsidiaries, and does not own more that fifty percent (50%) of or control any other business entity.  The Company is duly qualified and is in good standing as a foreign corporation to do business in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect.

Section 4.2. Authority.  (i) The Company has the requisite corporate power and corporate authority to conduct its business as now conducted, to enter into and perform its obligations under this Agreement, and to issue the Convertible Debenture and the Conversion Shares pursuant to their respective terms, (ii) the execution, issuance and delivery of this Agreement and the Convertible Debenture by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required, and (iii) this Agreement and the Convertible Debenture have been duly executed and delivered by the Company and at the Closing shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.  The Company has duly and validly authorized and reserved for issuance shares of Common Stock sufficient in number for the conversion of the Convertible Debenture.  The Company understands and acknowledges the potentially dilutive effect to the Common Stock of the issuance of the Conversion Shares.  The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Convertible Debenture in accordance with this Agreement and the Convertible Debenture is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company and notwithstanding the commencement of any case under 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”).  The Company shall not seek judicial relief from its obligations hereunder except pursuant to the Bankruptcy Code.  In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. § 362 in respect of the conversion of the Convertible Debenture.  The Company agrees, without cost or expense to the Investor, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. § 362.

Section 4.3. Capitalization.  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.01 par value per share, of which 19,341 shares are issued and outstanding, and 1,000,000 shares of preferred stock, none of which are issued and outstanding. Except as set forth on the Disclosure Schedules attached hereto, there are no outstanding Capital Shares Equivalents nor any agreements or understandings pursuant to which any Capital Shares Equivalents may become outstanding.  Except as set forth on the Disclosure Schedules attached hereto, the Company is not a party to any agreement granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities.  All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and have been issued pursuant to valid exemptions from registration under the Securities Act and all applicable state “blue sky” laws.

Section 4.4. Common Stock.  The Company has registered its Common Stock pursuant to Section 12(b) or (g) of the Exchange Act and is in full compliance with all reporting requirements of the Exchange Act, and the Company is in compliance with all requirements for the continued listing or quotation of its Common Stock, and such Common Stock is currently listed or quoted on, the Principal Market.  As of the date hereof, the Principal Market is the OTC Bulletin Board and the Company has not received any notice regarding, and to its knowledge there is no threat, of the termination or discontinuance of the eligibility of the Common Stock for such listing.

Section 4.5. SEC Documents.  The Company has made available to the Investor true and complete copies of the SEC Documents.  The Company has not provided to the Investor any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and rules and regulations of the SEC promulgated thereunder and the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto at the time of such inclusion. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).  Neither the Company nor any of its subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described in the financial statements or in the notes thereto in accordance with GAAP, which was not fully reflected in, reserved against or otherwise described in the financial statements or the notes thereto included in the SEC Documents or was not incurred in the ordinary course of business consistent with the Company’s past practices since the last date of such financial statements.

Section 4.6. Exemption from Registration; Valid Issuances.  Subject to the accuracy of the Investor’s representations in Article III, the sale of the Convertible Debenture and the Conversion Shares will not require registration under the Securities Act and/or any applicable state securities law.  When validly converted in accordance with the terms of the Convertible Debenture, the Conversion Shares will be duly and validly issued, fully paid, and non-assessable.  Neither the sales of the Convertible Debenture and the Conversion Shares pursuant to, nor the Company’s performance of its obligations under, this Agreement or the Convertible  Debenture will (i) result in the creation or imposition by the Company of any liens, charges, claims or other encumbrances upon the Convertible Debenture or the Conversion Shares or, except as contemplated herein, any of the assets of the Company, or (ii) entitle the holders of Outstanding Capital Shares to preemptive or other rights to subscribe for or acquire the Capital  Shares or other securities of the Company. The Convertible Debenture and the Conversion Shares shall not subject the Investor to personal liability to the Company or its creditors by reason of the possession thereof.

Section 4.7. No General Solicitation or Advertising in Regard to this Transaction.  Neither the Company nor any of its affiliates nor, to the knowledge of the Company, any person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to the sale of the Convertible Debenture, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Convertible Debenture or the Conversion Shares under the Securities Act.

Section 4.8. No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including without limitation the issuance of and payment of interest upon the Convertible Debenture and the Conversion Shares, do not and will not (i) result in a violation of the Company’s Certificate of Incorporation or By-Laws or (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument, or any “lock-up” or similar provision of any underwriting or similar agreement to which the Company is a party, or (iii) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any material property or asset of the Company is bound or affected, nor is the Company otherwise in violation of, conflict with or default under any of the foregoing (except in each case for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not have, individually or in the aggregate, a Material Adverse Effect). The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate would not have a Material Adverse Effect. The Company is not required under any Federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Convertible Debenture in accordance with the terms hereof (other than any SEC or state securities filings that may be required to be made by the Company subsequent to Closing, any registration statement that may be filed pursuant hereto); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein.

Section 4.9. No Material Adverse Change.  Since March 31, 2010, no Material Adverse Effect has occurred or exists with respect to the Company.  No material supplier has given notice, oral or written, that it intends to cease or reduce the volume of its business with the Company from historical levels.

Section 4.10. No Undisclosed Events or Circumstances.  Since March 31, 2010, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under any applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in writing to the Investor.

Section 4.11. No Integrated Offering.  Except as set forth on the Disclosure Schedules, other than pursuant to an effective registration statement under the Securities Act, or pursuant to the issuance or exercise of employee stock options or in connection with certain acquisitions, or pursuant to its discussion with the Investor in connection with the transactions contemplated hereby, the Company has not issued, offered or sold the Convertible Debenture or any shares of Common Stock (including for this purpose any securities of the same or a similar class as the Convertible Debenture or Common Stock, or any securities convertible into a exchangeable or exercisable for the Convertible Debenture or Common Stock or any such other securities) within the six-month period next preceding the date hereof, and the Company shall not permit any of its directors, officers or affiliates directly or indirectly to take, any action (including, without limitation, any offering or sale to any Person of the Convertible Debenture or shares of Common Stock), so as to make unavailable the exemption from Securities Act registration being relied upon by the Company for the offer and sale to Investor of the Convertible Debenture (and the Conversion Shares) as contemplated by this Agreement.

Section 4.12. Litigation and Other Proceedings. There are no lawsuits or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any subsidiary, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which could reasonably be expected to have a Material Adverse Effect. No judgment, order, writ, injunction or decree or award has been issued by or, to the knowledge of the Company, requested of any court, arbitrator or governmental agency which could result in a Material Adverse Effect.

Section 4.13. No Misleading or Untrue Communication.  The Company and, to the knowledge of the Company, any person representing the Company, or any other person selling or offering to sell the Convertible Debenture in connection with the transaction contemplated by this Agreement, have not made, at any time, any oral communication in connection with the offer or sale of the same which contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

Section 4.14. Material Non-Public Information.  The Company has not disclosed to the Investor any material non-public information that (i) if disclosed, would reasonably be expected to have a material effect on the price of the Common Stock or (ii) according to applicable law, rule or regulation, should have been disclosed publicly by the Company prior to the date hereof but which has not been so disclosed.

Section 4.15. Insurance.  The Company and each subsidiary maintains property and casualty, general liability, workers’ compensation, environmental hazard, personal injury and other similar types of insurance with financially sound and reputable insurers that is adequate, consistent with industry standards and the Company’s historical claims experience.  The Company has not received notice from, and has no knowledge of any threat by, any insurer (that has issued any insurance policy to the Company) that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy presently in force.

Section 4.16. Tax Matters.

(a) The Company and each subsidiary has filed all Tax Returns which it is required to file under applicable laws; all such Tax Returns are true and accurate and have been prepared in compliance with all applicable laws; the Company has paid all Taxes due and owing by it or any subsidiary (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authorities all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third parties; and since December 31, 1999, the charges, accruals and reserves for Taxes with respect to the Company (including any provisions for deferred income taxes) reflected on the books of the Company are adequate to cover any Tax liabilities of the Company if its current tax year were treated as ending on the date hereof.

(b) No claim has been made by a taxing authority in a jurisdiction where the Company does not file tax returns that the Company or any subsidiary is or may be subject to taxation by that jurisdiction.  There are no foreign, federal, state or local tax audits or administrative or judicial proceedings pending or being conducted with respect to the Company or any subsidiary; no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority; and, except as disclosed above, no written notice indicating an intent to open an audit or other review has been received by the Company or any subsidiary from any foreign, federal, state or local taxing authority.  There are no material unresolved questions or claims concerning the Company’s Tax liability.  The Company (A) has not executed or entered into a closing agreement pursuant to § 7121 of the Internal Revenue Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (B) has not agreed to or is required to make any adjustments pursuant to § 481 (a) of the Internal Revenue Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or any of its subsidiaries or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company.  The Company has not been a United States real property holding corporation within the meaning of § 897(c)(2) of the Internal Revenue Code during the applicable period specified in § 897(c)(1)(A)(ii) of the Internal Revenue Code.

(c) The Company has not made an election under § 341(f) of the Internal Revenue Code.  The Company is not liable for the Taxes of another person that is not a subsidiary of the Company under (A) Treas. Reg. § 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor, (C) by contract or indemnity or (D) otherwise.  The Company is not a party to any tax sharing agreement.  The Company has not made any payments, is not obligated to make payments nor is it a party to an agreement that could obligate it to make any payments that would not be deductible under § 280G of the Internal Revenue Code.

(d) For purposes of this Section 4.16:

“IRS” means the United States Internal Revenue Service.

“Tax” or “Taxes” means federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

Section 4.17. Property.  Neither the Company nor any of its subsidiaries owns any real property.  Each of the Company and its subsidiaries has good and marketable title to all personal property owned by it, free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company; and to the Company’s knowledge any real property and buildings held under lease by the Company as tenant are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and intended to be made of such property and buildings by the Company.  The Company’s present facilities are adequate for the Company’s reasonably foreseeable needs.

Section 4.18. Intellectual Property.  Each of the Company and its subsidiaries owns or possesses adequate and enforceable rights to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, “Intangibles”) necessary for the conduct of its business as now being conducted.  To the Company’s knowledge, neither the Company nor any of its subsidiaries is infringing upon or in conflict with any right of any other person with respect to any Intangibles.  No adverse claims have been asserted by any person to the ownership or use of any Intangibles and the Company has no knowledge of any basis for such claim.

Section 4.19. Internal Controls and Procedures.  The Company maintains books and records and internal accounting controls which provide reasonable assurance that (i) all transactions to which the Company or any subsidiary is a party or by which its properties are bound are executed with management’s authorization; (ii) the recorded accounting of the Company’s consolidated assets is compared with existing assets at regular intervals; (iii) access to the Company’s consolidated assets is permitted only in accordance with management’s authorization; and (iv) all transactions to which the Company or any  subsidiary is a party or by which its properties are bound are recorded as necessary to permit preparation of the financial statements of the Company in accordance with U.S. generally accepted accounting principles.

Section 4.20. Payments and Contributions.  Neither the Company, any subsidiary, nor any of its directors, officers or, to its knowledge, other employees has (i) used any Company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment of Company funds to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment to any person with respect to Company matters.

Section 4.21. Permits and Licenses.  The Company holds all necessary permits and licenses to conduct its business as presently conducted.  All of such permits and licenses are in full force and effect and the Company is not in material violation of any thereof.

Section 4.22. No Misrepresentation. The representations and warranties of the Company contained in this Agreement, any schedule, annex or exhibit hereto and any agreement, instrument or certificate furnished by the Company to the Investor pursuant to this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

Covenants of the Investor

Each Investor, severally and not jointly, covenants with the Company that:

Section 5.1. Compliance with Law.  The Investor’s trading activities with respect to shares of the Company’s Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and rules and regulations of the Principal Market on which the Company’s Common Stock is listed.

ARTICLE VI

Covenants of the Company

Section 6.1. Reservation of Common Stock.  As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights shares of Common Stock for the purpose of enabling the Company to issue 125% of the Conversion Shares pursuant to any conversion of the Convertible Debenture, pursuant to this Agreement (the “Trigger Amount”).  The number of shares so reserved from time to time, as theretofore increased or reduced as hereinafter provided, may be reduced by the number of shares actually delivered pursuant to any conversion of the Convertible Debenture.  In the event that the number of shares of Common Stock so reserved is less than the Trigger Number, then the Company shall have 30 days from such date to increase the number of shares reserved above the Trigger Amount.

Section 6.2. Listing of Common Stock.  The Company hereby agrees to maintain the listing of the Common Stock on a Principal Market, and as soon as reasonably practicable following the Closing to list the Conversion Shares on the Principal Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Principal Market, it will include in such application the Conversion Shares, and will take such other action as is necessary or desirable in the opinion of the Investor to cause the Conversion Shares to be listed on such other Principal Market as promptly as possible.  The Company will take all action to continue the listing and trading of its Common Stock on a Principal Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market and shall provide Investor with copies of any correspondence to or from such Principal Market which questions or threatens delisting of the Common Stock, within three (3) Trading Days of the Company’s receipt thereof, until the Investor has disposed of all of its Conversion Shares.

Section 6.3. Exchange Act Registration.  The Company will cause its Common Stock to continue to be registered under Section 12(b) or (g) of the Exchange Act, will use its best efforts to comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Act until the Convertible Debenture has been repaid in full and/or the Investor disposed of all Conversion Shares.

Section 6.4. Legends. The certificates evidencing the Securities shall be free of legends, except as set forth in Article IX. If the Transfer Agent requires an opinion of counsel from the Company's counsel pursuant to the Instructions to Transfer Agent attached hereto to issue new certificates free of a legend to an Investor and Company's counsel fails to deliver such opinion within five (5) days from such a request, then the Company will pay such Investor (pro rated on a daily basis), as liquidated damages for such failure and not as a penalty, ten percent (10%) per month of the  market value of Common Stock which would be issuable upon conversion of such Investor’s Convertible Debenture upon on any date of determination for each week until such opinion is provided, notwithstanding the fact that the Company has instructed the Transfer Agent to accept such an opinion from such Investor’s counsel.

Section 6.5. Corporate Existence; Conflicting Agreements.  The Company will take all steps necessary to preserve and continue the corporate existence of the Company. The Company shall not enter into any agreement, the terms of which agreement would restrict or impair the right or ability of the Company to perform any of its obligations under this Agreement or any of the other agreements attached as exhibits hereto.

Section 6.6. Consolidation; Merger.  The Company shall not, at any time after the date hereof, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company to, another entity (a “Consolidation Event”) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument or by operation of law the obligation to deliver to the Investor such shares of stock and/or securities as the Investor is entitled to receive pursuant to this Agreement and the Convertible Debenture.

Section 6.7. Issuance of Convertible Debenture.  The sale of the Convertible Debenture and the issuance of the Conversion Shares upon conversion of the Convertible Debenture shall be made in accordance with the provisions and requirements of Section 4(2), 4(6) or Regulation D and any applicable state securities law.  The Company shall make any necessary SEC and “blue sky” filings as may be required to be made by the Company in connection with the sale of the Securities to the Investor, and shall provide a copy thereof to the Investor promptly after such filing.

ARTICLE VII

Survival; Indemnification

Section 7.1. Survival.  The representations, warranties and covenants made by each of the Company and each Investor in this Agreement, the annexes, schedules and exhibits hereto and in each instrument, agreement and certificate entered into and delivered by them pursuant to this Agreement, shall survive the Closing and the consummation of the transactions contemplated hereby.  In the event of a breach or violation of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach or violation available to it under the provisions of this Agreement, irrespective of any investigation made by or on behalf of such party on or prior to the Closing Date, unless such party had actual knowledge of such breach or violation prior to the Closing Date.

Section 7.2. Indemnity.  (a) The Company hereby agrees to indemnify and hold harmless the Investor, its respective Affiliates and their respective officers, directors, partners and members (collectively, the “Investor Indemnitees”), from and against any and all Damages, and agrees to reimburse the Investor Indemnitees for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by the Investor Indemnitees and to the extent arising out of or in connection with:

(i) any misrepresentation, omission of fact or breach of any of the Company’s representations or warranties contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement; or

(ii) any failure by the Company to perform in any material respect any of its material covenants, agreements, undertakings or obligations set forth in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement; or

(iii) any action instituted against the Investor, or its Affiliates, by any stockholder of the Company who is not an Affiliate of an Investor, with respect to any of the transactions contemplated by this Agreement.

(b) Each Investor, severally and not jointly, hereby agrees to indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, partners and members (collectively, the “Company Indemnitees”), from and against any and all Damages, and agrees to reimburse the Company Indemnitees for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by the Company Indemnitees and to the extent arising out of or in connection with any misrepresentation, omission of fact, or breach of any of the Investor’s representations or warranties contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Investor pursuant to this Agreement.

Section 7.3. Notice.  Promptly after receipt by either party hereto seeking indemnification pursuant to Section 7.2 (an “Indemnified Party”) of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a “Claim”), the Indemnified Party promptly shall notify the party from whom indemnification pursuant to Section 7.2 is being sought (the “Indemnifying Party”) of the commencement thereof; but the omission to so notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party, except to the extent that the Indemnifying Party is actually prejudiced by such omission or delay. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof.  Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) the Indemnified Party reasonably shall have concluded that representation of the Indemnified Party and the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim.  If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (x), (y) or (z) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party.  Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel).  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld), settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

All fees and expenses of the Indemnified Party (including reasonable costs of defense and investigation in a manner not inconsistent with this Section and all reasonable attorneys' fees and expenses) shall be paid to the Indemnified Party, as incurred, within ten (10) Trading Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an indemnified party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

Section 7.4. Direct Claims.  In the event one party hereunder should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the Indemnified Party promptly shall deliver notice of such claim to the Indemnifying Party.  If the Indemnified Party disputes the claim, such dispute shall be resolved by mutual agreement of the Indemnified Party and the Indemnifying Party or by binding arbitration conducted in accordance with the procedures and rules of the American Arbitration Association as set forth in Article X.  Judgment upon any award rendered by any arbitrators may be entered in any court having competent jurisdiction thereof.

ARTICLE VIII

Due Diligence Review

Section 8.1. Due Diligence Review.  Subject to Section 8.2, the Company shall make available for inspection and review by the Investor, advisors to and representatives of the Investor (who may or may not be affiliated with the Investor and who are reasonably acceptable to the Company), all filings with the SEC, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company’s officers, directors and employees to supply all such information reasonably requested by the Investor or any such representative or advisor (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), for the sole purpose of enabling the Investor and such representatives or advisors and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the Investor’s decision to convert the Convertible Debenture into Debenture Shares or to sell any Debenture Shares.

Section 8.2. Non-Disclosure of Non-Public Information.  The Company shall not disclose material non-public information to the Investor, advisors to or representatives of the Investor unless prior to disclosure of such information the Company identifies such information as being non-public information and provides the Investor, such advisors and representatives with the opportunity to accept or refuse to accept such non-public information for review.  The Company may, as a condition to disclosing any non-public information hereunder, require the Investor’s advisors and representatives to enter into a confidentiality agreement in form and content reasonably satisfactory to the Company and the Investor.

ARTICLE IX

Legends; Transfer Agent Instructions

Section 9.1. Legends.  Unless otherwise provided below, each certificate representing Conversion Securities will bear the following legend or equivalent (the “Legend”):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S.  SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM SUCH REGISTRATION.

Section 9.2. No Other Legend or Stock Transfer Restrictions.  No legend other than the one specified in Section 9.1 has been or shall be placed on the share certificates representing the Conversion Securities and no instructions or “stop transfer orders,” “stock transfer restrictions,” or other restrictions have been or shall be given to the Company’s transfer agent with respect thereto other than as expressly set forth in this Article IX.

Section 9.3. Investor’s Compliance.  Nothing in this Article shall affect in any way each Investor’s obligations to comply with all applicable securities laws upon resale of the Common Stock.

Section 9.4. Rule 144.  The Company acknowledges and agrees that, for the purpose of calculating the holding period of the Shares under Rule 144, the Conversion Shares shall be deemed to have been acquired on the Closing Date.

ARTICLE X

Choice of Law; Arbitration

Section 10.1. Governing Law/Arbitration.  This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia applicable to contracts made in Virginia by persons domiciled in Springfield and without regard to its principles of conflicts of laws.   Any dispute under this Agreement shall be exclusively submitted to arbitration under the American Arbitration Association (the “AAA”) in Springfield, Virginia, and shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) members (hereinafter referred to as the “Board of Arbitration”) selected according to the rules governing the AAA.  The Board of Arbitration shall meet on consecutive business days in Springfield, Virginia, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the losing party is required to pay to the other party in respect of a claim filed.  In connection with rendering its decisions, the Board of Arbitration shall adopt and follow the laws of the State of Virginia unless the matter at issue is the corporation law of the company’s state of incorporation, in which event the corporation law of such jurisdiction shall govern such issue.  To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto.  The Board of Arbitration shall cause its written decision to be delivered to all parties involved in the dispute.  Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the parties to the dispute, and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. The Board of Arbitration shall be authorized and is hereby directed to enter a default judgment against any party failing to participate in any proceeding hereunder within the time periods set forth in the AAA rules. The non-prevailing party to any arbitration (as determined by the Board of Arbitration) shall pay the expenses of the prevailing party, including reasonable attorney’s fees, in connection with such arbitration. Any party shall be entitled to obtain injunctive relief from a court in any case where such relief is available, and the prevailing party in such injunctive action shall be entitled to its reasonable attorneys’ fees in connection therewith.

ARTICLE XI

Assignment

Section 11.1. Assignment.  Neither this Agreement nor any rights of the Investor or the Company hereunder may be assigned by either party to any other person.  Notwithstanding the foregoing, (a) the provisions of this Agreement shall inure to the benefit of, and be enforceable by, any permitted transferee of any of the Convertible Debenture purchased or acquired by any Investor hereunder with respect to the Convertible Debenture held by such person, and (b) upon the prior written consent of the Company, which consent shall not unreasonably be withheld or delayed, each Investor’s interest in this Agreement may be assigned at any time, in whole or in part, to any other person or entity (including any Affiliate of the Investor) who agrees to make the representations and warranties contained in Article III and who agrees to be bound by the terms of this Agreement.

ARTICLE XII

Notices

Section 12.1. Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) hand delivered, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of sending by reputable courier service, fully prepaid, addressed to such address, or (c) upon actual receipt of such mailing, if mailed.  The addresses for such communications shall be:

If to the Company:	7516 G Fullerton Road Springfield, Virginia 22153 Phone: 703-856-7707 Fax: 703-644-6272

with a copy to (shall not constitute notice):	Investment Law Group of Gillett, Mottern & Fisher, LLP 1230 Peachtree Street, NE Suite 2445 Atlanta Georgia 30309 Phone: (404-607-6933 Fax: 678-840-2126

if to the Investor:	Forge, LLC 108 Center North Second Floor Vienna, VA 22180 Attn: Steve Turner Phone: 703-242-6500

Either party hereto may from time to time change its address or facsimile number for notices under this Section 12.1 by giving written notice of such changed address or facsimile number to the other party hereto as provided in this Section 12.1.

ARTICLE XIII

Miscellaneous

Section 13.1. Counterparts/ Facsimile/ Amendments.  This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument.  Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.  This Agreement may be amended only by a writing executed by all parties.

Section 13.2. Entire Agreement.  This Agreement, the agreements attached as Exhibits hereto, which include, but are not limited to the Convertible Debenture, set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof.  The terms and conditions of all Exhibits to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as is fully set forth herein.

Section 13.3. Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

Section 13.4. Headings.  The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 13.5. Number and Gender.  There may be one or more Investor parties to this Agreement, which Investors may be natural persons or entities.  All references to plural Investors shall apply equally to a single Investor if there is only one Investor, and all references to an Investor as “it” shall apply equally to a natural person.

Section 13.6. Reporting Entity for the Common Stock.  The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 13.7. Replacement of Certificates.  Upon (i) receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a certificate representing the Convertible Debenture or any Conversion Shares and (ii) in the case of any such loss, theft or destruction of such certificate, upon delivery of an indemnity agreement or security reasonably satisfactory in form to the Company or as may be required by the Company’s Transfer Agent or (iii) in the case of any such mutilation, on surrender and cancellation of such certificate, the Company at its expense will execute and deliver, in lieu thereof, a new certificate of like tenor.

Section 13.8. Fees and Expenses.  Each of the Company and the Investor agree to pay their own expenses incident to the performance of its obligations hereunder.

Section 13.9. Finder’s and Broker’s Fees.  Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party except Libra Finance, S.A., whose fee shall be paid by the Company. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

Section 13.10. Publicity.  The Company agrees that it will not issue any press release or other public announcement, except as required by law, of the transactions contemplated by this Agreement without the prior consent of the Investor, which shall not be unreasonably withheld nor delayed by more than two (2) Trading Days from its receipt of such proposed release.  No release shall name the Investor without its express consent.

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as this 23rd day of July, 2010.

NEXT GENERATION MEDIA CORP.

By:____________________________________
Darryl Reed, Chairman & CEO

KNOX GAS, LLC

By:____________________________________
Darryl Reed, Manager

INVESTOR:

FORGE, LLC

By: _____________________________________
Name:
Title:

EXHIBIT A

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

NEXT GENERATION MEDIA CORP.
KNOX GAS, LLC

18% SECURED CONVERTIBLE DEBENTURE DUE JULY 23, 2011

THIS DEBENTURE is issued by NEXT GENERATION MEDIA CORP., a corporation organized and existing under the laws of the State of Nevada (the “Company”) and KNOX GAS, LLC, a Kentucky limited liability company (“Knox” and with the Company, the “Borrowers”), and is designated as its 18% Convertible Debenture Due July 23, 2011.

FOR VALUE RECEIVED, the Borrowers, jointly and severally, hereby promise to pay to Forge, LLC, or permitted assigns (the “Holder”), the principal sum ONE HUNDRED AND FIFTY THOUSAND and 00/100 DOLLARS (US $150,000.00) Dollars on July 23, 2011 (the “Maturity Date”) and to pay interest on the principal sum outstanding from time to time quarterly in arrears at the rate of 18% per annum accruing from the date of initial issuance. Accrual of interest shall commence on the first business day to occur after the date of initial issuance and continue until payment in full of the principal sum has been made or duly provided for.  Quarterly interest payments shall be due and payable on October 23, 2010, January 23, 2011, and April 23, 2011.  All principal and accrued but unpaid interest shall be due and payable on the Maturity Date.  If any interest payment date or the Maturity Date is not a business day in the State of New York, then such payment shall be made on the next succeeding business day.  The Borrowers will pay the principal of, and any accrued but unpaid interest due upon this Debenture on the Maturity Date, by check or wire transfer to the person who is the registered holder of this Debenture as of the tenth day prior to the Maturity Date and addressed to such holder at the last address appearing on the Debenture Register.  The forwarding of such check or money order shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by such check or wire transfer plus any amounts so deducted.

This Debenture is subject to the following additional provisions:

1. The Borrowers shall be entitled to withhold from all payments of interest on this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

2. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the “Act”), and other applicable state and foreign securities laws.  The Holder shall deliver written notice to the Borrowers of any proposed transfer of this Debenture.  In the event of any proposed transfer of this Debenture, the Borrowers may require, prior to issuance of a new Debenture in the name of such other person, that it receive reasonable transfer documentation including legal opinions that the issuance of the Debenture in such other name does not and will not cause a violation of the Act or any applicable state or foreign securities laws.   Prior to due presentment for transfer of this Debenture, the Borrowers and any agent of the Borrowers may treat the person in whose name this Debenture is duly registered on the Borrowers’ Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary. This Debenture has been executed and delivered pursuant to the Convertible Debenture Purchase Agreement dated as of July 23, 2010 between the Borrowers and the original Holder (the “Purchase Agreement”), and is subject to the terms and conditions of the Purchase Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.

3. The Holder of this Debenture is entitled, at its option, to convert at any time commencing on the date hereof, the principal amount of this Debenture or any portion thereof, plus, at the Holder’s election, any accrued and unpaid interest, into shares of Common Stock of the Company (“Conversion Shares”) at a conversion price for each share of Common Stock (“Conversion Price”) equal to 75% of the average of the closing prices of the Common Stock for the 10 Trading Days immediately preceding the applicable Conversion Date (as reported by Bloomberg L.P.).  If, upon any conversion of this Debenture, the Company’s issuance of Conversion Shares would cause it to violate any listing requirement of the Principal Market, then in lieu of such stock issuance, the Company shall pay the Holder cash in an amount equal to the closing price of the Common Stock on the Conversion Date multiplied by the number of shares which would otherwise have been issuable upon such conversion within five (5) calendar days.

4. The Conversion Price in effect at any time shall be subject to adjustment as follows:

(i) If the Company shall at any time after the issue date subdivide its outstanding Common Stock, by split-up or otherwise, or combine its outstanding Common Stock, or issue additional shares of its capital stock in payment of a stock dividend in respect of its Common Stock, the Conversion Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

(ii) In case of any consolidation or merger of the Company with or into any other corporation (other than a consolidation or merger in which the Company is the continuing corporation), or in case of any sale or transfer of all or substantially all of the assets of the Company, the Holder of this Debenture shall after such consolidation, merger, sale or transfer have the right to convert this Debenture into the kind and amount of shares of stock and other securities and property which such Holder would have been entitled to receive upon such consolidation, merger, sale or transfer if he had held the Common Stock issuable upon the conversion of this Debenture immediately prior to such consolidation, merger, sale or transfer.

5. The rate of interest on this Debenture shall be eighteen percent (18%), per annum, on the outstanding principal until paid or converted.

6. This Debenture is secured by a security interest in certain assets of Knox as set forth in a Security Agreement dated as of July 23, 2010 among the original holder of the Debenture and the Borrowers.

7. On the Maturity Date, the Borrowers will pay the principal of and any accrued but unpaid interest due upon this Debenture, less any amounts required by law to be deducted, to the registered holder of this Debenture and addressed to such holder at the last address appearing on the Debenture Register

8.   (a)        Conversion shall be effectuated by surrendering this Debenture to the Company (if such Conversion will convert all outstanding principal) together with the form of conversion notice attached hereto as Exhibit A (the “Notice of Conversion”), executed by the Holder of this Debenture evidencing such Holder's intention to convert this Debenture or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. Interest accrued or accruing from the date of issuance to the date of conversion shall be paid as set forth above. No fraction of a share or scrip representing a fraction of a share will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share.  The date on which Notice of Conversion is given (the “Conversion Date”) shall be deemed to be the date on which the Holder faxes the Notice of Conversion duly executed to the Company.  Facsimile delivery of the Notice of Conversion shall be accepted by the Company at facsimile number (703) 644-6272, Attn: Darryl Reed. Certificates representing Common Stock upon conversion will be delivered to the Holder within three (3) Trading Days from the date the Notice of Conversion is delivered to the Company.  Delivery of shares upon conversion shall be made to the address specified by the Holder in the Notice of Conversion.

(b)           If at any time (a) the Company challenges, disputes or denies the right of the Holder to effect the conversion of this Debenture into Common Stock or otherwise dishonors or rejects any Notice of Conversion properly delivered in accordance with this Paragraph 8 or (b) any Company stockholder who is not and has never been an Affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Holder obtains a judgment or any injunctive relief from any court or public or governmental authority which denies, enjoins, limits, modifies, delays or disputes the right of the holder hereof to effect the conversion of this Debenture into Common Stock, then the Holder shall have the right, by written notice, to require the Company to promptly redeem this Debenture for cash at a redemption price equal to one hundred twenty-five percent (125%) of the outstanding principal amount hereof and all accrued and unpaid interest hereon. Under any of the circumstances set forth above, the Borrowers shall indemnify and hold harmless the Holder and be responsible for the payment of all costs and expenses of the Holder, including its reasonable legal fees and expenses, as and when incurred in disputing any such action or pursuing its rights hereunder (in addition to any other rights of the Holder). In the event a Holder of this Debenture shall elect to convert any or all of the outstanding principal amount hereof, the Company may not refuse conversion based on any claim that the Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Debenture shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 125% of the principal amount of this Debenture outstanding, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder of any Debentures to the extent it obtains judgment.  In the absence of an injunction precluding the same, the Company shall issue shares upon a properly noticed conversion.

9. No provision of this Debenture shall alter or impair the obligation of the Borrowers, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency herein prescribed.  This Debenture is a direct obligation of the Borrowers.

10. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, employee, officer or director, as such, past, present or future, of the Borrowers or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

11. In case of any (1) merger or consolidation of the Company with or into another Person, or (2) sale by the Company of more than one-half of the assets of the Company (on an as valued basis) in one or a series of related transactions, the Holder shall have the right to (A) deem such an occurrence an Event of Default and exercise its rights of prepayment pursuant to Paragraph 14 herein, (B) convert its aggregate principal amount of this Debenture then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and the Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate principal amount of this Debenture could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (C) in the case of a merger or consolidation, (x) require the surviving entity to issue convertible debentures with such aggregate stated value or in such face amount, as the case may be, equal to the aggregate principal amount of this Debenture then held by the Holder, plus all accrued and unpaid interest and other amounts owing thereon, which newly issued debentures shall have terms identical (including with respect to conversion) to the terms of this Debenture and shall be entitled to all of the rights and privileges of the Holder of this Debenture set forth herein and the agreements pursuant to which this Debenture was issued (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such shares of stock other securities issuable upon conversion thereof), and (y) simultaneously with the issuance of such convertible debentures, shall have the right to convert such instrument only into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger or consolidation.   In the case of clause (C), the conversion price applicable for the newly convertible debentures shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction.  The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Paragraph upon any conversion or redemption following such event. This Paragraph shall similarly apply to successive such events.

12. The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the Shares of Common Stock issuable upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

13. This Debenture shall be governed by and construed in accordance with the laws of the State of Virginia.  Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of Springfield, Virginia or the state courts of the State of Virginia sitting in the City of Springfield in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

14. The following shall constitute an “Event of Default”:

a.	The Borrowers shall default in the payment of principal or interest on this Debenture and same shall continue for a period of three (3) days; or

b.
Any of the material representations or warranties made by the Company herein, in the Purchase Agreement, or in any agreement, certificate or financial statements heretofore or hereafter furnished by the Borrowers in connection with the execution and delivery of this Debenture or the Purchase Agreement shall be false or misleading in any material respect at the time made; or

c.
The Company fails to issue shares of Common Stock to the Holder or to cause its Transfer Agent to issue shares of Common Stock upon proper exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture, and such transfer is otherwise lawful, or fails to remove any restrictive legend or to cause its Transfer Agent to transfer any certificate or any shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture or the Purchase Agreement and such legend removal is otherwise lawful, and any such failure shall continue uncured for five (5) business days; or

d.
The Borrowers shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Borrowers under the Purchase Agreement or this Debenture and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure; or

e.
Either of the Borrowers shall (1)  admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

f.
A trustee, liquidator or receiver shall be appointed for either of the Borrowers or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

g.
Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of either of the Borrowers and shall not be dismissed within sixty (60) days thereafter; or

h.
Any money judgment, writ or warrant of attachment, or similar process in excess of One Hundred Thousand ($100,000) Dollars in the aggregate shall be entered or filed against either of the Borrowers or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

i.
Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against either of the Borrowers and, if instituted against either of the Borrowers, shall not be dismissed within sixty (60) days after such institution or either of the Borrowers shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding;

15. Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

16. Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

17. In no event shall the Holder be permitted to convert this Debenture for shares of Common Stock to the extent that (x) the number of shares of Common Stock owned by such Holder (other than shares of Common Stock issuable upon conversion of this Debenture) plus (y) the number of shares of Common Stock issuable upon conversion of this Debenture, would be equal to or exceed 9.9% of the number of shares of Common Stock then issued and outstanding, including shares issuable upon conversion of this Debenture held by such Holder after application of this Paragraph 16.  As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.  To the extent that the limitation contained in this Paragraph 16 applies, the determination of whether this Debenture is convertible (in relation to other securities owned by the Holder) and of which a portion of this Debenture is convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether this Debenture is convertible (in relation to other securities owned by such holder) and of which portion of this Debenture is convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.  Nothing contained herein shall be deemed to restrict the right of a holder to convert this Debenture into shares of Common Stock at such time as such conversion will not violate the provisions of this Paragraph 16.  The provisions of this Paragraph 16 may be waived by the Holder of this Debenture upon, at the election of the Holder, not less than 75 days’ prior notice to the Company, and the provisions of this Paragraph 16 shall continue to apply until such 75th day (or such later date as may be specified in such notice of waiver).  No conversion of this Debenture in violation of this Paragraph 16 but otherwise in accordance with this Debenture shall affect the status of the Common Stock issued upon such conversion as validly issued, fully-paid and nonassessable.  If instead of receiving cash on the Maturity Date the Holder instead exercises its right to convert this Debenture into Common Stock pursuant to Paragraph 3 by delivery of a Notice of Conversion prior to receipt of payment, and such conversion would cause the limit contained in the first sentence of this Paragraph 16 to be exceeded, such conversion of this Debenture shall occur up to such limit and the remaining unconverted portion of this Debenture shall be converted into Common Stock (1) in accordance with one or more Notices of Conversion delivered by the Holder or (2) 65 days after the Maturity Date, whichever is earlier.  Notwithstanding anything contained herein to the contrary, no interest shall accrue after the Maturity Date on any such unconverted portion of this Debenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: July 23, 2010

Next Generation Media Corp.

By:______________________________________
Name: Darryl Reed
Title: Chief Executive Officer
Attest:

_______________________

Knox Gas, LLC

By:______________________________________
Name: Darryl Reed
Title: Manager
Attest:

_______________________

EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Debenture)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Debenture No. ___ into Shares of Common Stock of Next Generation Media Corp. (the “Company”) according to the conditions hereof, as of the date written below.

Date of Conversion* ____________________________________________________________

Conversion Price * ____________________________________________________

Accrued Interest________________________________________________________________

Signature_____________________________________________________________________
[Name]

Address:______________________________________________________________________

_______________________________________________________________________

*If such conversion represents the remaining principal balance of the Debenture, the original Debenture must accompany this notice within three Trading Days.

EXHIBIT B

SECURITY AGREEMENT

This SECURITY AGREEMENT (the “Agreement”) is made and entered into as of July 23, 2010, by and among Forge, LLC (together, “Secured Party”) and Knox Gas, LLC (the “Debtor”).

WITNESSETH:

WHEREAS, pursuant to the provisions of a certain Convertible Debenture Purchase Agreement of even date herewith between the Debtor and the Secured Party (the “Purchase Agreement”) the Secured Party has agreed to lend to the Debtor and Debtor has agreed to borrow from the Secured Party $150,000 under certain terms and conditions set forth in the Purchase Agreement; and

WHEREAS, pursuant to the provisions of the Purchase Agreement, and as a condition to Secured Party’s obligation to lend thereunder, the Debtor has also agreed to provide certain collateral to secure Debtor’s obligations to the Secured Party pursuant to the Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the covenants set forth herein, the Secured Party and the Debtor hereby agree as follows:

ARTICLE XIV

COLLATERAL

Section 14.1. Grant and Description.  As security for the Debtor’s obligations under the Purchase Agreement and the Convertible Debentures, the Debtor hereby grants to the Secured Party a continuing security interest in the property of the Debtor, and each of them, listed and described in Schedule A attached hereto (the “Collateral”). The Debtor shall execute UCC-1 Financing Statements suitable for filing and/or recording with the appropriate filing offices promptly after acquiring an interest in the Collateral.

ARTICLE XV

OBLIGATIONS SECURED

Section 15.1. Obligations Secured.  The Collateral and the power of collection pertaining thereto shall secure the prompt and complete performance and repayment of any and all loans and advances made by Secured Party to Debtor pursuant to the Purchase Agreement prior to, on or after the date hereof, and specifically the unpaid principal amount outstanding at any time under the Convertible Debentures, plus all accrued and unpaid interest thereunder, together with all fees, expenses, commissions, charges, penalties, and other amounts owing or chargeable by Borrower under the Purchase Agreement or the Convertible Debentures whether any of the foregoing are direct or indirect, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising, no matter how or when arising and whether under any present or future agreement or instrument or otherwise, whether or not evidenced by a writing (collectively the “Obligations”).

ARTICLE XVI

DUTIES OF THE DEBTOR REGARDING COLLATERAL

Section 16.1. Duties of the Debtor Regarding Collateral.  At all times hereafter the Debtor agrees that it shall:

(a) Preserve the Collateral in good condition and order and not permit it to be abused or misused;

(b) Not allow any of the Collateral to be affixed to real estate, except for any property deemed to be fixtures, provided such property is included in the Secured Party’s security interest given hereunder;

(c) Maintain good and complete title to the Collateral;

(d) Keep the Collateral free and clear at all times of all other security interests, liens, or encumbrances of any kind, including, without limitation any lien arising as a result of the Debtors’ failure to pay any and all taxes or governmental assessments or charges of any kind whatsoever;

(e) Except as otherwise expressly provided herein, refrain from selling, assigning or otherwise disposing of any of the Collateral or moving or removing any of the Collateral except in the ordinary course of Debtor’s business, without the prior written consent of the Secured Party, or until all of the Debtor’s obligations have been paid in full;

(f) Promptly provide to the Secured Party such financial statements, reports, lists and schedules related to the Collateral and any other information relating to the Collateral as the Secured Party from time to time may reasonably request;

(g) Permit the Secured Party to inspect all books and records of the Debtor relating to the Collateral at such times, upon such notice and as often as the Secured Party may reasonably request; and

(h) Notify the Secured Party of any material change in any fact or circumstance warranted or represented by the Debtor herein or furnished in connection herewith to the Secured Party or if any Event of Default occurs.

ARTICLE XVII

EVENTS OF DEFAULT

Section 17.1. Defined.   The occurrence of any of the following events shall constitute an event of default under this Agreement (an “Event of Default”):

(i) The failure of the Debtor to perform or comply with any act, duty or obligation required to be performed under this Agreement if such failure is not remedied within two (2) days following receipt by Debtor of notice of such failure from Secured Party.

(ii) If any of the representations or warranties of the Debtor set forth in this Agreement shall prove to be incorrect in any material respect.

(iii) If any material portion of the Collateral shall be damaged, destroyed or otherwise lost and such damage, destruction or loss is not covered by insurance.

(iv) If an Event of Default as defined in the Convertible Debentures shall have occurred.

Section 17.2. Rights and Remedies Upon Default.  If an Event of Default shall have occurred hereunder or under the Convertible Debentures, the Secured Party may, at its sole option, without notice or demand, declare the Obligations to be immediately due and payable.  As to any Collateral, the Secured Party shall have the rights and remedies of any secured creditor under the Uniform Commercial Code as in effect, from time to time, in Kentucky (“UCC”), such rights to be exercised in such order or manner as Secured Party may determine in its sole discretion against any one or more of the entities constituting Debtor.  If for any reason the Secured Party should be required by law or otherwise to give notice to the Debtor of the sale of any Collateral, the Debtor agrees that that any written notice sent by overnight delivery service not less than five (5) calendar days before the sale or mailed postage prepaid to the Debtor’s address listed below not less than ten (10) calendar days before the sale shall be deemed reasonable and adequate.

ARTICLE XVIII

ADDITIONAL REMEDIES

Section 18.1. Power of Collection.  Upon the happening of an Event of Default hereunder, the Debtor shall:

(a) Endorse any and all documents evidencing any Collateral to the Secured Party and notify any payor that said documents have been so endorsed and that all sums due and owing pursuant to them should be paid directly to the Secured Party;

(b) Turn over to the Secured Party all documents evidencing any right to collection of any sums due the Debtor arising from or in connection with any of the Collateral;

(c) Mark or stamp each of its accounting records pertaining to any of its accounts, relating howsoever to this Agreement or the Convertible Debentures, with a legend indicating that the Collateral has been assigned to the Secured Party and keep all of its books, records, documents and instruments relating to the Collateral in such manner as the Secured Party may require;

(d) Mark or stamp all invoices with a similar legend satisfactory to the Secured Party so as to indicate that the same must be know paid directly to the Secured Party;

(e) Take any action reasonably required by the Secured Party with reference to the Federal Assignment of Claims Act; and

(f) Assign to Secured Party any or all of Debtor’s copyrights and patents as demanded by Secured Party.

The Secured Party shall also have the right, at any time, upon the happening of any Event of Default hereunder or as defined in the Convertible Debentures, directly to notify any debtor or debtors of the Debtor to make payments of any and all amounts directly to the Secured Party, and the Secured Party shall have the further right to notify the U.S. postal authorities to change the address for delivery of mail of the Debtor to an address designated by the Secured Party and to receive, open and dispose of all mail addressed to the Debtor.

ARTICLE XIX

REPRESENTATIONS AND WARRANTIES

Section 19.1. Warranties.  The Debtor represents and warrants:

(a) That it is the owner of and has good and marketable title to the Collateral secured hereby;

(b) That it has not granted, nor will grant a security interest in the Collateral to any other individual or entity and that such Collateral is otherwise free and clear of any mortgage, pledge, lease, trust, bailment, lien, security interest, encumbrance, charge or other arrangement;

(c) That it has the authority and capacity to perform its respective obligations hereunder; and

(d) That its true and correct company name, any trade name(s) under which it conducts its business; each of its chief executive office; its place(s) of business and the locations of the Collateral or records relating to the Collateral are set forth in Schedule B hereto.

ARTICLE XX

NEGATIVE COVENANTS

Section 20.1. Encumbrances.  Debtor will not sell, grant, assign or transfer any interest in, or permit to exist any encumbrance on, any of the Collateral other than in favor of Secured Party or its affiliates.  Debtor shall defend its title to a Secured Party’s interest in the Collateral against all claims, take any action necessary to remove any encumbrances other than those permitted hereunder and defend the right, title and interest of Secured Party in and to any of Debtor’s rights in the Collateral.

Section 20.2. Change in Management.  Debtor shall not make a material change in the management of the Debtor.

Section 20.3. Change Name or Location.Debtor shall not change its company name or conduct its business under any name other than that set forth herein or change its chief executive office, place of business or location of the Collateral or records relating to the collateral from the current location.

Section 20.4. Dissolution.  Debtor shall not dissolve or otherwise terminate its company status or make any substantial change in the basic type of business conducted by Debtor as of the date hereof.

ARTICLE XXI

WAIVERS

Section 21.1. Waivers.  The Debtor waives any right to require the Secured Party to (a) proceed against any person,  (b) proceed against any other collateral under any other agreement, (c) pursue any other remedy in the Secured Party’s power, and (d) make presentment, demand, dishonor, notice of dishonor, acceleration and/or notice of non-payment.

Section 21.2. Waiver of Defense.  The Debtor waives any defense which it may have to the exercise by Secured Party of its rights under this Agreement, other than payment in full of the Obligations.

ARTICLE XXII

MISCELLANEOUS

Section 22.1. Attorney-in-Fact.  The Debtor appoints the Secured Party its true attorney-in-fact to perform any of the following powers, which are irrevocable until termination of this Agreement and may be exercised, from time to time, by the Secured Party’s officers and employees or any of them in the event of a default hereunder or under the Convertible Debentures or either of them: (i) to perform any obligation of the Debtor hereunder in the Debtor’s name or otherwise; (ii) to collect by legal proceedings or otherwise all dividends, interest, principal or other sums now or hereafter payable upon or on account of the Collateral, to accept other property in exchange for the Collateral, and any money or property received in exchange for the Collateral may be applied to the Obligations to the Secured Party or held by the Secured Party under this Agreement; (iii) to make any compromise or settlement the Secured Party deems desirable or proper in respect of the Collateral; and (iv) to insure, process and preserve the Collateral.  The foregoing power of attorney shall take effect only upon an Event of Default or upon failure by Debtor to perform any of its obligations hereunder.

Section 22.2. Cross Default.  Debtor agrees and acknowledges that a default under the terms of this Agreement shall constitute a default under the Convertible Debentures, and a default under the Convertible Debentures shall constitute a default under this Agreement.  The security interests, liens and other rights and interests in and relative to any of the real or personal property of the Debtor now or hereafter granted to the Secured Party by Debtor by or in any instrument or agreement, including but not limited to this Agreement, the Purchase Agreement, or the Convertible Debentures shall serve as security for any and all liabilities of Debtor to Secured Party, including but not limited to the liabilities described in this Agreement, the Purchase Agreement and the Convertible Debentures, and, for the repayment thereof, Secured Party may resort to any security held by it in such order and manner as it may elect.

Section 22.3. Notices.  All notices, requests or demand to or upon a party to this Agreement shall be given or made by the other party hereto in writing and by depositing in the mails postage prepaid, return receipt requested, addressed to the addressee at the address set forth in the Purchase Agreement.  No other method of giving any notice, request or demand is hereby precluded provided such shall not be deemed given until such notice is actually received at the address of the addressee.

Section 22.4. Fees and Expenses.  On demand by Secured Party, without limiting any of the terms of the Purchase Agreement, Debtor shall pay all reasonable fees, costs, and expenses (including without limitation reasonable attorneys' fees and legal expenses) incurred by Secured Party in connection with (a) filing or recording any documents (including all taxes in connection therewith) in public offices; and (b) paying or discharging any taxes, counsel fees, maintenance fees, encumbrances, or other amounts in connection with protecting, maintaining, or preserving the Collateral or defending or prosecuting any actions or proceedings arising out of or related to the Collateral.

Section 22.5. No Waiver.  No course of dealing between Debtor and Secured Party, nor any failure to exercise nor any delay in exercising, on the part of Secured Party, any right, power, or privilege under this Agreement or under the Purchase Agreement or any other agreement, shall operate as a waiver.  No single or partial exercise of any right, power, or privilege under this Agreement or under the Purchase Agreement or any other agreement by Secured Party shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege by Secured Party.

Section 22.6. Rights Are Cumulative.  All of Secured Party's rights and remedies with respect to the Collateral whether established by this Agreement, the Purchase Agreement, the Convertible Debentures or any other documents or agreements, or by law shall be cumulative and may be exercised concurrently or in any order.

Section 22.7. Indemnity.  Debtor shall protect, defend, indemnify, and hold harmless Secured Party and Secured Party's assigns from all liabilities, losses, and costs (including without limitation reasonable attorneys' fees) incurred or imposed on Secured Party relating to the matters in this Agreement, including, without limitation, in connection with Secured Party's defense of any action brought by a third party against Secured Party relating to this Agreement or any of the Collateral.

Section 22.8. Severability.  The provisions of this Agreement are severable.  If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof, in such jurisdiction, and shall not in any manner affect such provision or part thereof in any other jurisdiction, or any other provision of this Agreement in any jurisdiction.

Section 22.9. Amendments; Entire Agreement.  This Agreement is subject to modification only by a writing signed by the parties. To the extent that any provision of this Agreement conflicts with any provision of the Purchase Agreement or the Convertible Debentures, the provision giving Secured Party greater rights or remedies shall govern, it being understood that the purpose of this Agreement is to add to, and not detract from, the rights granted to Secured Party under the Purchase Agreement and the Convertible Debentures. This Agreement, the Purchase Agreement, the Convertible Debentures and the documents relating thereto comprise the entire agreement of the parties with respect to the matters addressed in this Agreement.

Section 22.10. Further Assurances.  At Secured Party's request, Debtor shall execute and deliver to Secured Party any further instruments or documentation, and perform any acts, that may be reasonably necessary or appropriate to implement this Agreement, the Purchase Agreement or any other agreement, and the documents relating thereto, including without limitation any instrument or documentation reasonably necessary or appropriate to create, maintain, perfect, or effectuate Secured Party's security interests in the Collateral.

Section 22.11. Release.  At such time as Debtor shall completely satisfy all of the Obligations and the Convertible Debentures are no longer outstanding, Secured Party shall execute and deliver to Debtor all assignments and other instruments as may be reasonably necessary or proper to terminate Secured Party's security interest in the Collateral, subject to any disposition of the Collateral which may have been made by Secured Party pursuant to this Agreement.  For the purpose of this Agreement, the Obligations shall be deemed to continue if Debtor enters into any bankruptcy or similar proceeding at a time when any amount paid to Secured Party could be ordered to be repaid as a preference or pursuant to a similar theory, and shall continue until it is finally determined that no such repayment can be ordered.

Section 22.12. Successors.  The benefits and burdens of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties; provided that Debtor may not transfer any of the Collateral or any rights hereunder, without the prior written consent of Secured Party, except as specifically permitted hereby.

Section 22.13. Governing Law/Arbitration.  This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia applicable to contracts made in Virginia by persons domiciled in Springfield, Virginia and without regard to its principles of conflicts of laws.   Any dispute under this Agreement shall be exclusively submitted to arbitration under the American Arbitration Association (the “AAA”) in Springfield, Virginia, and shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) members (hereinafter referred to as the “Board of Arbitration”) selected according to the rules governing the AAA.  The Board of Arbitration shall meet on consecutive business days in Springfield, Virginia, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the losing party is required to pay to the other party in respect of a claim filed.  In connection with rendering its decisions, the Board of Arbitration shall adopt and follow the laws of the State of Virginia unless the matter at issue is the corporation law of the company’s state of incorporation, in which event the corporation law of such jurisdiction shall govern such issue.  To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto.  The Board of Arbitration shall cause its written decision to be delivered to all parties involved in the dispute.  Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the parties to the dispute, and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. The Board of Arbitration shall be authorized and is hereby directed to enter a default judgment against any party failing to participate in any proceeding hereunder within the time periods set forth in the AAA rules. The non-prevailing party to any arbitration (as determined by the Board of Arbitration) shall pay the expenses of the prevailing party, including reasonable attorney’s fees, in connection with such arbitration. Any party shall be entitled to obtain injunctive relief from a court in any case where such relief is available, and the prevailing party in such injunctive action shall be entitled to its reasonable attorneys’ fees in connection therewith.

Section 22.14. Capitalized Terms.  All terms capitalized herein and not otherwise defined shall have the meaning set forth in the Purchase Agreement, and in the Uniform Commercial Code as in effect in the State of Virginia.

IN WITNESS WHEREOF, the Debtor and the Secured Party have duly executed this Agreement as of the 23rd day of July 2000.

DEBTOR:

KNOX GAS, LLC

By:______________________________________
Darryl Reed, Manager

SECURED PARTY:

FORGE, LLC

By:______________________________________
Name:
Title:

SCHEDULE A
Collateral

All Accounts, Goods, Fixtures, Securities, Documents of Title, Inventory, General Intangibles, Equipment and Records now owned or acquired at any time hereafter by Debtor, wherever located or situated, and the products and proceeds (including condemnation proceeds) of the foregoing, relating to the oil or gas wells identified below (but not any other oil or gas wells or mineral rights of the Debtor):

The capitalized terms used herein shall have the meanings set forth below.  All other terms used herein are used as defined in the UCC.

“Accounts” means any and all bank accounts, rights to payment for goods, including Inventory, sold or leased or to be sold or leased or for services rendered or to be rendered, whether or not evidenced by an instrument or chattel paper, and no matter how evidenced, including such rights in the form of accounts (as that term is defined in the UCC), accounts receivable, exchange receivables, contract rights, Instruments, Documents, Chattel Paper, purchase orders, notes, drafts, acceptances and all other forms of obligations and receivables, including all right, title and interest of the Debtor in the Inventory which gave rise to any of the foregoing, including the right of stoppage in transit and all returned, rejected, rerouted or repossessed Inventory.

“Chattel paper” means “chattel paper” as that term is defined in the UCC.

“Documents” means “documents” as that term is defined in the UCC.

“Documents of Title” means “documents of title” as defined in the UCC.

“Equipment” means “equipment” as defined in the UCC, and also all motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, store fixtures, furniture, and other goods, property, and assets which are used and/or were purchased for use in the operation of furtherance of the Debtor’s business, and any and all accessions, additions thereto, and substitutions therefore.

“Fixtures” means “fixtures” as that term is defined in the UCC.

“General Intangibles” means “general intangibles” as defined in the UCC and also all books and records; customer lists; goodwill; causes of action; judgments; literary rights; rights to performance; licenses, permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; copyrights, trademarks, patents, patent applications, proprietary processes, blueprints, drawings, designs, diagrams, plans, reports, charts, catalogs, manuals, literature, technical data, proposals, cost estimates and all other reproductions on paper, or otherwise, of any and all the design, development, manufacture, sale, marketing, lease or use of any or all goods produced or sold or leased or credit extended, or service performed by the Debtor, whether intended for an individual customer or the general business of Debtor.

“Goods” means “goods” as that term is defined in the UCC.

“Instruments” means “instruments” as that term is defined in the UCC.

“Inventory” means any and all raw materials, supplies, work in process, finished goods, goods returned by customers, and inventory (as that term is defined in the UCC), including goods in transit, wherever located, which are-held for sale (but excluding goods subject to leases and goods not manufactured by the Debtor or an affiliate and which were purchased for resale directly or indirectly by the Debtor from a non-affiliate pursuant to a then existing agreement or arrangement with a non-affiliate customer), including the right of stoppage in transit, or goods which are or might be used in connection with the manufacturing or packing of such goods, and all such goods, the sale or disposition of which has given rise to an Account, which are returned to and/or repossessed and/or stopped in transit by the Debtor or by the Secured Party, or at any time hereafter in the possession or under the control of the Debtor or the Secured Party or any agent or bailee of the Debtor or the Secured Party, and any documents of title representing any of the above.

“Records” means all books, records, customer lists, ledger cards, computer programs, computer tapes, disks, printouts and records and other property and general intangibles at any time evidencing or relating to any of the types (or items) of property covered by this financing statement, whether now in existence or hereafter created.

“Securities” means “securities” as that term is defined in the UCC.

“UCC” means the Uniform Commercial Code as in effect in the State of Virginia.

SCHEDULE B

List of Collateral Locations, Executive Offices of Each Debtor

Collateral locations:

Knox County, Kentucky

Executive Offices of Next Generation Media Corp.:

7516 G Fullerton Road
Springfield, Virginia 22153

Executive Offices of Knox Gas, LLC

600 Cameron Street
Alexandria, VA 22203